Exhibit 99(i)

70 West Madison Street, Suite 3100 Chicago, Illinois 60602-4207 312.372.1121 • Fax 312.827.8000

April 16, 2007

As counsel for Wanger Advisors Trust (the “Registrant”), we consent to the incorporation by reference of our opinion for the Registrant’s series designated Wanger U.S. Smaller Companies (formerly named Wanger U.S. Small Cap) and Wanger International Small Cap dated April 27, 1998, filed with the Registrant’s registration statement on Form N-1A on April 29, 1998, and our opinion for the Registrant’s series designated Wanger Select (formerly named Wanger Twenty) and Wanger International Select (formerly named Wanger Foreign Forty) dated September 30, 1998, filed with the Registrant’s registration statement on Form N-1A on September 30, 1998 (Securities Act file no.  33-83548).

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ BELL, BOYD & LLOYD LLP

chicago • washington